FOR IMMEDIATE RELEASE

Contacts:

Ron Farnsworth	Drew Anderson
EVP/Chief Financial Officer	SVP/Investor Relations Director
Umpqua Holdings Corporation	Umpqua Holdings Corporation
503-727-4108	503-727-4192
ronfarnsworth@umpquabank.com	drewanderson@umpquabank.com

UMPQUA HOLDINGS CORPORATION ANNOUNCES CHANGE TO VIRTUAL WEBCAST FOR 2020 ANNUAL MEETING OF SHAREHOLDERS

PORTLAND, Ore. – March 24, 2020 –Umpqua Holdings Corporation (NASDAQ: UMPQ) (the “Company”) announced today a change of its 2020 annual meeting of shareholders. Due to the emerging public health impact of the coronavirus outbreak (COVID-19), and to support the health and well-being of the Company’s shareholders, associates, directors and vendors, the Company has changed the format of its annual meeting of shareholders from a physical in-person meeting to a virtual webcast, and invites shareholders to participate remotely.

The annual shareholder meeting will be still be held at 3:00 p.m. Pacific Time on Monday, April 20, 2020, but in virtual meeting format only, via live webcast at www.virtualshareholdermeeting/umpq2020.

About Umpqua Holdings Corporation

Umpqua Holdings Corporation (NASDAQ: UMPQ) is the parent company of Umpqua Bank, an Oregon-based community bank recognized for its entrepreneurial approach, innovative customer experience, and distinctive banking solutions. Umpqua Bank has locations across Oregon, Washington, California, Idaho and Nevada. Umpqua Holdings also owns a retail brokerage subsidiary, Umpqua Investments, Inc., which has locations in Umpqua Bank stores and in dedicated offices in Oregon. Umpqua Holdings Corporation is headquartered in Portland, Oregon. For more information, visit umpquabank.com.

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